Exhibit 99.4

Consent of Director Nominee

In connection with the filing by MorningStar Partners, L.P., to be renamed prior to the closing of the offering to TXO Energy Partners, L.P. (the “Partnership”), of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the general partner of the Partnership in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

/s/ Philip R. Kevil
Name: Phillip R. Kevil